Exhibit 99.1

The estimated expenses incurred by Duke Realty Limited Partnership (the “Operating Partnership”) in connection with its issuance and sale of its 5.625% Senior Notes Due 2011 and its 5.95% Senior Notes Due 2017 (the “2017 Notes,” and, together with the 2011 Notes, the “Notes”) are set forth in the following table:

SEC Registration Fee*	$35,161
Rating Agencies’ Fees	$701,250
Printing and Engraving Costs	$15,000
Legal Fees and Expenses	$65,000
Accounting Fees and Expenses	$25,000
Blue Sky Fees and Expenses	$500
Trustee Fees	$5,000
Miscellaneous	$3,089
Total	$850,000

*                    On July 31, 2006, Duke Realty Corporation (the “Company”) and the “Operating Partnership filed with the Securities and Exchange Commission (the “Commission”) an Automatic Shelf Registration Statement (the “Registration Statement”) on Form S-3 for the registration of an indeterminate amount of various securities, including debt securities of the Operating Partnership. In connection with the filing of such Registration Statement, and in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Company and the Operating Partnership deferred payment of all registration fees, except for $39,739 that already had been paid with respect to $356 million aggregate public offering price of securities that were previously registered pursuant to Registration Statement No. 333-120492 and had not yet been issued and sold. Pursuant to Rule 457(p) under the Securities Act, such unutilized registration fees were applied to the registration fee payable pursuant to the issuance and sale of the Notes. After applying such unutilized registration fee, the Company paid an additional $35,161 (which is reflected in the table above) for a total registration fee of $74,900.